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EXHIBIT 99.1

[Washington Group Letterhead]

March 4, 2003

WASHINGTON GROUP INTERNATIONAL ACCEPTED FOR LISTING
ON NASDAQ NATIONAL MARKET

        Boise, Idaho—Washington Group International, Inc. (NASDAQ: WGII) announced today that its application to list on the Nasdaq National Market has been approved.

        Trading of the common stock and warrants of Washington Group International on the Nasdaq National Market will start on Thursday, March 6, 2003 when the market opens at 9:30 a.m. (ET). The ticker symbol will be WGII.

        "Listing our shares on a national exchange is another achievement in a year of tremendous accomplishments by Washington Group International," stated Stephen G. Hanks, President and Chief Executive Officer. "This provides our shareholders and those interested in owning our stock with an efficient and well-recognized trading market. We are pleased that Nasdaq approved our application and look forward to working with the officials at the Nasdaq National Market."

About the Company

        Washington Group International, Inc. provides the talent, innovation, and proven performance to deliver integrated engineering, construction, and management solutions for businesses and governments worldwide. With approximately 30,000 employees at work in over 40 states and more than 30 countries, the company offers a full life-cycle of services as a preferred provider of premier science, engineering, construction, operations, maintenance, program management and development services in 14 major markets.

Markets Served

        Energy, environmental, government, heavy-civil, industrial, mining, nuclear-services, operations and maintenance, petroleum and chemicals, process, pulp and paper, telecommunications, transportation, and water-resources.

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Investor Contact	Media Contact
Terry K. Eller	Jack Herrmann
Washington Group Int.	Washington Group Int.
208-386-5722	208-386-5532
terry.eller@wgint.com	jack.herrmann@wgint.com

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  EXHIBIT 99.1